Exhibit 26(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of our report dated April 26, 2011 relating to the financial statements of Empire Fidelity Investments Variable Life Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 26, 2011, relating to the financial statements of Empire Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
April 27, 2011